Exhibit 23.2
CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.
The Board of Directors
Delta Petroleum Corporation:
We hereby consent to the incorporation by reference in this Registration Statement (No. 333-131425) on Form S-3, as amended, of Delta Petroleum Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Delta Petroleum Corporation Transition Report on Form 10-K for the six months ended December 31, 2005, which includes our name and information regarding our review of the reserve estimates for Delta Petroleum Corporation. We further consent to the use of our name in the “Experts” section of the Registration Statement.

RALPH E. DAVIS ASSOCIATES, INC.
By:	/s/ Allen C. Barron
Allen C. Barron, P.E.
President

Houston, Texas
January 23, 2007